EXPRESS, INC. (EXPR) REPORTS SECOND QUARTER 2023 RESULTS; REAFFIRMS FULL YEAR 2023 OUTLOOK

Second quarter 2023 net sales and diluted loss per share in the range of previously announced outlook

Reiterates plans to realize $120 million in annualized savings in 2024 and goal to deliver $200 million in annualized savings by 2025

Bolsters liquidity with new $65 million term loan

Columbus, Ohio - September 6, 2023 - Fashion apparel retailer Express, Inc. (NYSE: EXPR), announced its financial results for the second quarter of 2023. These results, which cover the thirteen weeks ended July 29, 2023, are compared with the thirteen weeks ended July 30, 2022.

On August 30, 2023, the Company implemented a 1-for-20 reverse stock split. All shares of the Company’s common stock contained in its consolidated financial statements have been retroactively adjusted to reflect the reverse stock split, which decreased shares outstanding from 74.9 million to 3.7 million. As a result of the reduction in weighted average shares outstanding, the Company's previously announced second quarter 2023 diluted loss per share outlook of $0.50 to $0.60 was recast to $10.00 to $12.00. Second quarter 2023 diluted loss per share of $11.79 was within this range. Excluding certain restructuring charges, acquisition-related and integration costs and a non-cash impairment charge, second quarter 2023 adjusted diluted loss per share of $9.05 was favorable to this range.

"Second quarter net sales and diluted loss per share were within the ranges of our outlook and we are gaining momentum. In the Express brand, we drove significant, sequential improvement each month driven by a powerful trend change in our women’s and eCommerce businesses. This momentum continued through Labor Day," said Tim Baxter, Chief Executive Officer. "Bonobos sales also exceeded our expectations, delivered operating income accretive to our total and is positioned to be a growth engine for EXPR."

"We’ve also taken aggressive action to improve the bottom line. As a result of the ongoing comprehensive review of our entire expense structure, we have identified and implemented $80 million in savings in 2023, $120 million in 2024, and our commitment grows to $200 million by 2025. In addition to these substantial cost reductions, we’ve also secured a $65 million term loan, and expect to receive a $52 million CARES Act refund in the back half of the year, which bolsters our liquidity and allows us to continue to invest appropriately in our transformation," continued Baxter.

"We are transforming EXPR to create shareholder value and are focused on driving long term profitable growth and delivering positive free cash flow in our core Express business, leveraging our omnichannel platform to reduce costs, and accelerating our growth and profitability through our strategic partnership with WHP Global," concluded Baxter.

Second Quarter 2023 Operating Results
•Consolidated net sales decreased 6% to $435.3 million from $464.9 million in the second quarter of 2022,
◦Express and UpWest Brands
▪Net sales decreased 15% to $394.4 million from $464.9 million in the second quarter of 2022, with comparable sales down 14% with significant sequential improvement each month of the quarter
▪Comparable retail sales, which includes both Express stores and eCommerce, were down 13% compared to the second quarter of 2022. Retail stores comparable sales decreased 21% while eCommerce comparable sales declined 1%
▪Comparable outlet sales decreased 17% compared to the second quarter of 2022
◦Bonobos Brand
▪Net sales were $40.9 million and exceeded our expectations
•Gross margin was 23.1% of net sales compared to 33.1% of net sales in last year's second quarter, a decrease of approximately 1,000 basis points
◦Merchandise margin contracted by 680 basis points primarily driven by increased promotional activity and 310 basis points of royalty expense related to the joint venture with WHP
◦Buying and occupancy expenses as a percent of net sales deleveraged approximately 320 basis points due to the decline in comparable sales
•Selling, general, and administrative (SG&A) expenses were $146.1 million, 33.6% of net sales, versus $143.3 million, 30.8% of net sales, in last year's second quarter. The deleverage in the SG&A expense rate was driven by the decline in comparable sales
•Operating loss was $39.6 million and includes the impact of $4.7 million in pre-tax restructuring charges, $4.6 million of acquisition-related and integration costs in connection with the acquisition of Bonobos and a $1.0 million non-cash impairment charge. This compares to operating income of $10.4 million in the second quarter of 2022
◦On an adjusted basis, excluding certain restructuring charges, acquisition-related and integration costs and an impairment charge, operating loss1 was $29.3 million for the second quarter of 2023
•Income tax expense was $0.6 million at an effective tax rate of (1.4)%, versus $0.3 million at an effective tax rate of 3.5% during the second quarter of 2022. The Company's effective tax rate for the second quarter of 2023 was impacted primarily by the recording of an additional valuation allowance against the Company's deferred tax assets
•Net loss was $44.1 million, or $11.79 per diluted share, compared to net income of $7.0 million, or $2.05 per diluted share, in the second quarter of 2022.
◦On an adjusted basis, excluding certain restructuring charges, acquisition-related and integration costs and an impairment charge, net loss1 was $33.8 million, or $9.05 per diluted share, for the second quarter of 2023
•Earnings before interest, taxes, depreciation, and amortization (EBITDA)1 was negative $24.7 million, compared to $25.6 million in the second quarter of 2022.
1 Adjusted operating income (loss), adjusted net income (loss), adjusted diluted earnings per share and EBITDA are non-GAAP financial measures. Please see Schedule 4 – Supplemental Information and the reconciliation contained therein for additional information concerning these non-GAAP financial measures.

Balance Sheet and Cash Flow Highlights
•Cash and cash equivalents totaled $58.6 million at the end of the second quarter of 2023 versus $37.7 million at the end of the second quarter of 2022 and $65.6 million at the end of the fourth quarter of 2022
•Inventory was $415.8 million, including $55.7 million of Bonobos inventory, at the end of the second quarter of 2023, up 20% compared to $346.2 million at the end of the second quarter of 2022 and up 14% compared to the end of the fourth quarter of 2022
•Total debt was $220.8 million at the end of the second quarter of 2023 compared to $202.2 million at the end of the second quarter of 2022 and $122.0 million at the end of the fourth quarter of 2022
•At the end of the second quarter of 2023, $47.5 million remained available for borrowing under the revolving credit facility provided by the Company's asset-based loan credit agreement (the "ABL Credit Agreement")
•Net cash used in operations was $60.8 million for the twenty-six weeks ended July 29, 2023, compared to net cash used in operations of $60.8 million for the twenty-six weeks ended July 30, 2022
•Capital expenditures totaled $16.2 million for the twenty-six weeks ended July 29, 2023, compared to $13.5 million for the twenty-six weeks ended July 30, 2022

Expense Reduction Initiatives
The Company is continuing to conduct a comprehensive review of its business model to identify actions that are expected to meaningfully reduce pre-tax costs and enable a more efficient and effective organization and has engaged external advisors to assist in this effort. The Company has a stated goal to deliver over $200 million in annualized savings by 2025 versus 2022.

In May 2023, the Company announced it had identified and implemented $65 million of annualized cost reductions for fiscal 2023 versus fiscal 2022.

In August 2023, the Company announced an additional $15 million of savings for a total of $80 million in annualized cost reductions identified and implemented for fiscal 2023. Also in August 2023, the company announced and implemented a workforce reduction which is expected to generate approximately $30 million in annualized savings. The Company's outlook for the third quarter and full year 2023 includes the pro rata impact of that workforce reduction.

In addition, the Company announced that $120 million in annualized expense reductions for fiscal 2024 versus 2022 had been identified and implemented, which are inclusive of the savings effectuated for fiscal 2023. The Company is also aggressively pursuing at least $50 million in gross margin expansion opportunities by leveraging efficiencies in sourcing, production and the supply chain.

For additional background on the Company's expense reduction initiatives, please read the announcement press release here.

New Term Loan
On September 5, 2023, the Company entered into a definitive loan agreement with ReStore Capital for a $65 million first-in-last-out asset-based term loan, receiving $32.5 million in gross proceeds from the term loan upon entering into the agreement, with the remaining $32.5 million to be received on or before September 13, 2023. The term loan will bear interest at a variable rate based on the Secured Overnight Financing Rate (“SOFR”) plus an applicable margin of 10.00%. The term loan will mature on the earlier of (a)November 26, 2027 and (b) the date of termination of the commitments under the ABL Credit Agreement.

Kirkland & Ellis LLP served as legal advisor to the Company in connection with the loan transaction.

2023 Outlook
The Company’s full year outlook remains unchanged and takes into consideration the persistently challenging macroeconomic and retail apparel environments, including reduced consumer spending and increased price sensitivity in discretionary categories.

Third Quarter 2023
The Company expects the following for the third quarter of 2023 compared to the third quarter of 2022:
•Net sales of approximately $460 million to $490 million, including approximately $50 million in Bonobos net sales
•Gross margin rate to decrease approximately 200 basis points, including approximately 300 basis points of royalty expense related to the license agreement with WHP Global, and a positive approximately 300 basis point benefit from Bonobos
•SG&A expenses as a percent of net sales to leverage approximately 275 basis points, including approximately 150 basis point deleverage from Bonobos
•Net interest expense of $6 million
•Effective tax rate of essentially zero percent
•Diluted loss per share of $5.50 to $7.50
•Consolidated inventory to increase by low-double digits with the addition of Bonobos
Full Year 2023
The Company's full year outlook remains unchanged and it expects the following for the full year of 2023 compared to the full year of 2022:
•Net sales of approximately $1.9 billion to $2.0 billion, including approximately $150 million in Bonobos net sales
•Net interest expense of $20 million
•Effective tax rate of essentially zero percent
•Diluted loss per share of $30.00 to $34.00
•Capital expenditures of approximately $25 million

See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information
A conference call to discuss second quarter 2023 results is scheduled for September 6, 2023 at 8:30 a.m. Eastern Time (ET). Investors and analysts interested in participating in the earnings call are invited to dial (888) 550-5723 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor. A telephone replay of this call will be available beginning at 12:00 p.m. ET on September 6, 2023 until 11:59 p.m. ET on September 13, 2023, and can be accessed by dialing (800) 770-2030 and entering the replay pin number 1790468. In addition, an investor presentation of second quarter 2023 results will be available at www.express.com/investor at approximately 7:00 a.m. ET on September 6, 2023.

About EXPR
EXPR is a multi-brand fashion retailer whose portfolio includes Express, Bonobos and UpWest. The Company operates an omnichannel platform as well as physical and online stores. Grounded in a belief that style, quality and value should all be found in one place, Express is a brand with a purpose - We Create Confidence. We Inspire Self-Expression. - powered by a styling community. Bonobos is a menswear brand known for exceptional fit and an innovative retail model. UpWest is an apparel, accessories and home goods brand with a purpose to Provide Comfort for People & Planet.

The Company has 530 Express retail and Express factory outlet stores in the United States and Puerto Rico, the Express.com online store and the Express mobile app; 60 Bonobos Guideshop locations and the Bonobos.com online store; and 11 UpWest retail stores and the UpWest.com online store. EXPR is traded on the NYSE under the symbol EXPR. For more information about our Company, please visit www.express.com/investor and for more information about our brands, please visit www.express.com, www.bonobos.com or www.upwest.com.

Forward-Looking Statements
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected operating margins, comparable sales, effective tax rates, interest income, net income, diluted earnings per share, cash tax refunds, liquidity, EBITDA, free cash flow, eCommerce demand, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives, (4) statements regarding the Company’s workforce reduction and other cost reduction actions, including, but not limited to, charges associated with the workforce reduction and the financial benefits (and the timing of the realization of such benefits) expected from such actions, and (5) the anticipated benefits or effects of the Bonobos acquisition, including statements regarding operating results, financial efficiencies, operational synergies, and our plans, objectives, expectations and intentions related to the acquired assets. You can identify these forward-looking statements by the use of words in the future tense and statements accompanied by words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “estimates,” “anticipates,” “opportunity,” “leads” or the negative version of these words or other comparable words. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the duration and severity of ongoing negative macroeconomic conditions caused by the COVID-19 pandemic and their future impact on our business operations, financial condition, liquidity and cash flow; (3) geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and increased tensions between China and Taiwan; (4) our ability to operate our business efficiently, manage capital expenditures and costs, and obtain financing when required; (5) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors including selling through inventory at an appropriate price; (6) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, inventory levels, and sales mix between stores and eCommerce; (7) customer traffic at malls, shopping centers, and at our stores; (8) competition from other retailers; (9) our dependence on a strong brand image; (10) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers, including our efforts to optimize our omni-channel platform through our partnership with WHP Global; (11) the failure or breach of information systems upon which we rely; (12) our ability to protect customer data from fraud and theft; (13) our dependence upon third parties to manufacture all of our merchandise; (14) changes in the cost of raw materials, labor, and freight; (15) labor shortages and supply chain disruption; (16) our dependence upon key executive management; (17) our ability to execute our growth strategy, EXPRESSway Forward, including, but not limited to, engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (18) our substantial lease obligations; (19) our reliance on third parties to provide us with certain key services for our business; (20) impairment charges on long-lived assets; (21) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (22) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (23) restrictions imposed on us under the terms of our current credit facility, including asset based requirements related to inventory levels, ability to make additional borrowings, and restrictions on the ability to effect share repurchases; (24) our inability to maintain compliance with covenants in our current credit facility; (25) changes in tax requirements, results of tax audits, and other factors including timing of tax refund receipts, that may cause fluctuations in our effective tax rate; (26) changes in tariff rates; (27) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption, (28) risks related to our strategic partnership with WHP Global; (29) our ability to realize the expected strategic and financial benefits of the Bonobos acquisition; (30) our failure to regain compliance with the continued listing requirements of the New York Stock Exchange, or any future failure to meet those requirements; and (31) the financial and other effects of our workforce reduction and other cost reduction actions, including our inability to realize the benefits from such actions within the anticipated timeframe. These factors should not be construed as exhaustive and should be read in conjunction with the additional information concerning these and other factors in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

INVESTOR CONTACT
Greg Johnson
VP, Investor Relations
gjohnson@express.com
(614) 474-4890

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 29, 2023	January 28, 2023	July 30, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$58,581	$65,612	$37,667
Receivables, net	18,222	12,374	11,924
Income tax receivable	2,350	1,462	2,229
Inventories	415,810	365,649	346,229
Prepaid royalty	33,581	59,565	—
Prepaid rent	3,755	7,744	6,321
Other	24,554	21,998	22,628
Total current assets	556,853	534,404	426,998

Right of Use Asset, Net	544,873	505,350	546,259

Property and Equipment	1,013,097	1,019,577	989,088
Less: accumulated depreciation	(888,133)	(886,193)	(856,324)
Property and equipment, net	124,964	133,384	132,764

Non-Current Income Tax Receivable	52,278	52,278	52,278
Equity Method Investment	166,210	166,106	—
Other Assets	6,855	6,803	4,656
TOTAL ASSETS	$1,452,033	$1,398,325	$1,162,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term lease liability	$191,554	$189,006	$190,324
Accounts payable	232,353	191,386	166,378
Deferred royalty income	9,219	19,852	—
Deferred revenue	39,505	35,543	31,632
Short-term debt	—	—	4,500
Accrued expenses	123,687	105,803	106,087
Total current liabilities	596,318	541,590	498,921

Long-Term Lease Liability	429,557	406,448	456,661
Long-Term Debt	220,750	122,000	197,673
Other Long-Term Liabilities	19,492	20,718	10,213
Total Liabilities	1,266,117	1,090,756	1,163,468

Commitments and Contingencies

Total Stockholders’ Equity (Deficit)	185,916	307,569	(513)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,452,033	$1,398,325	$1,162,955

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net Sales	$435,344	$464,919	$818,601	$915,704
Cost of Goods Sold, Buying and Occupancy Costs	334,975	311,218	654,439	630,503
GROSS PROFIT	100,369	153,701	164,162	285,201
Operating Expenses (Income):
Selling, general, and administrative expenses	146,091	143,278	285,439	284,371
Royalty income	(6,193)	—	(10,633)	—
Other operating expense (income), net	42	11	(958)	(479)
TOTAL OPERATING EXPENSES	139,940	143,289	273,848	283,892

OPERATING (LOSS) INCOME	(39,571)	10,412	(109,686)	1,309
Interest Expense, Net	3,874	3,800	6,817	7,294
Other Income, Net	—	(676)	—	(876)
(LOSS) INCOME BEFORE INCOME TAXES	(43,445)	7,288	(116,503)	(5,109)
Income Tax Expense (Benefit)	611	252	980	(231)
NET (LOSS) INCOME	$(44,056)	$7,036	$(117,483)	$(4,878)

EARNINGS PER SHARE:
Basic(1)	$(11.79)	$2.06	$(31.62)	$(1.44)
Diluted(1)	$(11.79)	$2.05	$(31.62)	$(1.44)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic(1)	3,737	3,408	3,715	3,384
Diluted(1)	3,737	3,437	3,715	3,384

1.All share and per share amounts have been retrospectively adjusted to reflect the Company’s 1-for-20 reverse stock split which was effected after the close of market on August 30, 2023.

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(117,483)	$(4,878)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	28,851	30,088
Loss on disposal of property and equipment	42	21
Impairment of property, equipment and lease assets	996	—
Share-based compensation	(3,810)	5,013
Landlord allowance amortization	(154)	(234)
Changes in operating assets and liabilities:
Receivables, net	(3,777)	(180)
Income tax receivable	(888)	(842)
Prepaid royalty	25,984	—
Inventories	1,132	12,566
Deferred royalty income	(10,633)	—
Accounts payable, deferred revenue, and accrued expenses	28,357	(76,673)
Other assets and liabilities	(9,417)	(25,690)
NET CASH USED IN OPERATING ACTIVITIES	(60,800)	(60,809)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(16,217)	(13,494)
Acquisition, net of cash acquired	(28,300)	—
Costs related to WHP transaction	(104)	—
NET CASH USED IN INVESTING ACTIVITIES	(44,621)	(13,494)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under the revolving credit facility	205,250	144,000
Repayment of borrowings under the revolving credit facility	(106,500)	(69,000)
Repayment of borrowings under the term loan facility	—	(2,250)
Repurchase of common stock for tax withholding obligations	(360)	(1,956)
NET CASH PROVIDED BY FINANCING ACTIVITIES	98,390	70,794

NET DECREASE IN CASH AND CASH EQUIVALENTS	(7,031)	(3,509)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	65,612	41,176
CASH AND CASH EQUIVALENTS, END OF PERIOD	$58,581	$37,667

Schedule 4
Express, Inc.
Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income (loss), adjusted net income (loss), adjusted diluted earnings per share and EBITDA. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Diluted Earnings Per Share
Adjusted operating income (loss), adjusted net income (loss), and adjusted diluted earnings per share exclude the impact of certain items that the Company does not believe are directly related to its underlying operations.
How These Measures Are Useful
The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted operating income (loss), adjusted net income (loss), and adjusted diluted earnings per share are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and may provide a better baseline for analyzing trends in the business.

Limitations of the Usefulness of These Measures
Because non-GAAP financial measures are not standardized, adjusted operating income (loss), adjusted net income (loss), and adjusted diluted earnings per share may differ from similarly titled measures used by other companies due to different methods of calculation. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating income (loss), net income (loss), or diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed together with the GAAP results, provide a more complete understanding of the Company's business. A reconciliation of adjusted operating income (loss), adjusted net income (loss) and adjusted diluted earnings per share to the most directly comparable GAAP measure is set forth below:

	Thirteen Weeks Ended July 29, 2023
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact(a)	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding(e)
Reported GAAP Measure	$(39,571)		$(44,056)	$(11.79)	3,737
Impact of restructuring(b)	4,658	—	4,658	1.25
Acquisition-related and integration costs(c)	4,595	—	4,595	1.23
Impairment of property, equipment and lease assets(d)	996	—	996	0.27
Adjusted Non-GAAP Measure	$(29,322)		$(33,807)	$(9.05)
a.Items tax effected at the applicable deferred or statutory rate offset by the recording of a non-cash valuation allowance.
b.Represents restructuring charges primarily related to employee severance and benefits of which $2.7 million was recorded in cost of goods sold, buying and occupancy costs and $2.0 million was recorded in selling, general and administrative expenses in the unaudited Consolidated Statements of Income and Comprehensive Income.
c.Represents acquisition-related and integration costs incurred in connection with the acquisition of Bonobos, which were recorded in selling, general and administrative expenses in the unaudited Consolidated Statements of Income and Comprehensive Income.
d.Represents a non-cash impairment charge taken against certain long-lived store related assets and right of use assets, which was recorded in cost of goods sold, buying and occupancy costs in the unaudited Consolidated Statements of Income and Comprehensive Income.
e.Share amount has been retrospectively adjusted to reflect the Company’s 1-for-20 reverse stock split which was effected after the close of market on August 30, 2023.

	Twenty-Six Weeks Ended July 29, 2023
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact(a)	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding(e)
Reported GAAP Measure	$(109,686)		$(117,483)	$(31.62)	3,715
Impact of restructuring(b)	4,658	—	4,658	1.25
Acquisition-related and integration costs(c)	4,595	—	4,595	1.24
Impairment of property, equipment and lease assets(d)	996	—	996	0.27
Adjusted Non-GAAP Measure	$(99,437)		$(107,234)	$(28.87)
a.Items tax effected at the applicable deferred or statutory rate offset by the recording of a non-cash valuation allowance.
b.Represents restructuring charges primarily related to employee severance and benefits of which $2.7 million was recorded in cost of goods sold, buying and occupancy costs and $2.0 million was recorded in selling, general and administrative expenses in the unaudited Consolidated Statements of Income and Comprehensive Income.
c.Represents acquisition-related and integration costs incurred in connection with the acquisition of Bonobos, which were recorded in selling, general and administrative expenses in the unaudited Consolidated Statements of Income and Comprehensive Income.
d.Represents a non-cash impairment charge taken against certain long-lived store related assets and right of use assets, which was recorded in cost of goods sold, buying and occupancy costs in the unaudited Consolidated Statements of Income and Comprehensive Income.
e.Share amount has been retrospectively adjusted to reflect the Company’s 1-for-20 reverse stock split which was effected after the close of market on August 30, 2023.

EBITDA
EBITDA is defined as net income (loss) before interest expense (net of interest income), income tax expense and depreciation and amortization expense.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, EBITDA is a supplemental measure of operating performance that the Company believes is a useful measure to facilitate comparisons to historical performance. EBITDA is used as a performance measure in the Company's long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned and is also a metric used in our short-term cash incentive compensation plan.
Limitations of the Usefulness of This Measure
Because non-GAAP financial measures are not standardized, EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Therefore, this measure may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA to the most directly comparable GAAP measures, is set forth below:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net (loss) income	$(44,056)	$7,036	$(117,483)	$(4,878)
Interest expense, net	3,874	3,800	6,817	7,294
Income tax expense (benefit)	611	252	980	(231)
Depreciation and amortization	14,875	14,477	29,121	29,213
EBITDA (Non-GAAP Measure)	$(24,696)	$25,565	$(80,565)	$31,398

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Second Quarter 2023 - Actual			July 29, 2023 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(2)	325
Outlet Stores	—	(1)	194
Express Edit Stores	1	—	11
UpWest Stores	1	(3)	11
Bonobos Guideshops	—	—	60
TOTAL	2	(6)	601	4.6 million

Third Quarter 2023 - Projected			October 28, 2023 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	—	325
Outlet Stores	1	(1)	194
Express Edit Stores	—	—	11
UpWest Stores	2	—	13
Bonobos Guideshops	—	—	60
TOTAL	3	(1)	603	4.6 million

Full Year 2023 - Projected			February 3, 2024 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(10)	322
Outlet Stores	1	(5)	194
Express Edit Stores	1	—	11
UpWest Stores	3	(4)	12
Bonobos Guideshops	—	(2)	60
TOTAL	5	(21)	599	4.5 million